                                                                                                                              Exhibit 12.1

                              Amscan Holdings, Inc.
                       Ratio of earnings to fixed charges
                        (In thousands, except ratio data)

                                                  Twelve Months   Three Months Ended March 31,
                                                         Years Ended December 31,                  Ended
                                               1996      1997      1998      1999      2000    March 31, 2001       2000        2001

Earnings:
Income before taxes and minority interests   $ 5,732   $ 7,676   $11,604   $17,380   $13,539      $13,756         $ 6,180     $ 6,397
Add:  Fixed charges                            8,735     6,512    26,313    29,998    29,624       29,604           7,345       7,325
                                             -------   -------   -------   -------   -------      -------         -------     -------

Earnings, as adjusted ....................   $14,467   $14,188   $37,917   $47,378   $43,163      $43,360         $13,525     $13,722
                                             =======   =======   =======   =======   =======      =======         =======     =======

Computation of fixed charges:
   Interest expense ......................   $ 6,968   $ 4,231   $23,779   $26,985   $26,611      $26,560         $ 6,655     $ 6,604
   Interest portion of rent expense ......     1,767     2,281     2,534     3,013     3,013        3,044             690         721
                                             -------   -------   -------   -------   -------      -------         -------     -------
    Total fixed charges ..................   $ 8,735   $ 6,512   $26,313   $29,998   $29,624      $29,604         $ 7,345     $ 7,325
                                             =======   =======   =======   =======   =======      =======         =======     =======

Ratio of earnings to fixed charges .......     1.7 x     2.2 x     1.4 x     1.6 x     1.5 x        1.5 x           1.8 x       1.9 x